EXHIBIT 4(o)


                              MONEY MARKET NOTE



SHAWMUT BANK, N.A.


$25,000,000                                              Dated: December 16,1994



   FOR VALUE RECEIVED, WELLMAN, INC. (the "Borrower"), hereby promises to pay to the order of Shawmut Bank, N.A. (the "Bank") at the office of the Bank at One Federal Street, Boston, Massachusetts 02211 or at such other address as the holder hereof may designate, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000), or the aggregate unpaid principal amount of all advances made by the Bank to the Borrower hereunder, whichever is less, in lawful money of the United States and to pay interest on each advance as set forth below and to pay all costs, including attorneys' fees, incurred in the collection or enforcement of this Note.

   This Note has been executed and delivered subject to the following terms and conditions:

   (1) ADVANCES. This is not a commitment to make advances and the Bank may refuse, in its sole discretion, to make any advances requested by the Borrower. If any advance is made, the Bank may, at its option, record on the books and records of the Bank or endorse on Schedule I hereto, an appropriate notation evidencing any advance, the interest rate applicable to such advance, the date such advance is due, each repayment on account of the principal thereof, and the amount of interest paid; and the Borrower authorizes the Bank to maintain such records or make such notations and agrees that the amount shown on the books and records or on said Schedule 1, as applicable, as outstanding from time to time shall constitute prima facie evidence of the amount owing to the Bank pursuant to this Note. In the event the amount shown on Schedule I conflicts with the amount noted as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict.


   (2) REPAYMENT OF ADVANCES. The Borrower shall repay the aggregate unpaid principal amount of all advances made by the Bank at the earlier of the date such advance is due as set forth on Schedule I hereto or April 30, 1995 (as such date may be extended, in writing from time to time, in the Bank's sole and absolute discretion, the "Termination Date").


   (3) INTEREST RATE. Each advance hereunder shall bear interest at the fixed per annum rate agreed to by the Bank and the Borrower at the time of such advance. Each such advance will be due and payable as set forth on Schedule I hereto and interest thereon will be payable on the date such advance is due. In addition, promptly following the making of each advance hereunder, the Bank shall furnish to the Borrower a written confirmation of such advance showing the amount, interest rate and maturity date applicable thereto, provided, however, that any failure by the Bank to furnish such a confirmation to the Borrower in connection with an advance shall not release or otherwise impair the Borrower's obligation to repay such advance, together with interest thereon, as provided in this Note. Upon default or after the maturity date of any advance, or after judgement has been rendered on this Note, the unpaid principal balance of all advances shall, at the option of the Bank, bear interest at a rate which is two
(2) percentage points per annum greater than the rate which would otherwise be in effect. Interest on this Note shall be computed on the basis of a 360-day year and actual days elapsed.


   (4) prepayments. The Borrower may not prepay any advance prior to the maturity date noted on Schedule I with respect to such advance. In the event that a prepayment of a advance is permitted or required hereunder and such prepayment results in any loss (including any lost profit), cost or expense to the Bank, the Bank shall notify the Borrower of the amount thereof and the Borrower shall immediately pay such amount to the Bank.


   (5) EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" hereunder: (a) failure of Borrower to pay or perform any of its liabilities or obligations to Bank under this Note, whether now existing or hereafter arising, when due to be paid or performed; or (b) dissolution of, termination of the existence of, insolvency of, business failure of, application for or appointment of a receiver, trustee, conservator or liquidator of any part of the property of, assignment for the benefit of creditors by, or the commencement of any case or proceeding (whether for the purpose of liquidation or rehabilitation or otherwise) under any bankruptcy or insolvency laws of, by or against Borrower; provided, however, that the commencement of an involuntary bankruptcy proceeding against the Borrower shall not constitute an Event of Default unless such proceeding continues undischarged for a period of 60 days after the commencement thereof.

   (6) ACCELERATION. At any time upon the occurrence of an Event of Default hereunder, all advances outstanding hereunder, together with accrued interest thereon, shall become immediately due and payable. at the option of the Bank, without demand which is expressly waived by the Borrower.


   (7) WAIVER OF JURY TRIAL.  THE BORROWER AND THE BANK HEREBY IRREVOCABLY
WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY THE BORROWER OR THE BANK IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.


   (8) WAIVERS, BINDING EFFECT, MISCELLANEOUS.

   (a) Borrower waives presentment, demand, notice, protest, notice of acceptance of this Note, notice of advances made, credit extended, notice of nonpayment or other action taken in reliance hereon.


   (b) The provisions of this Note shall bind the successors and assigns of the Borrower and shall inure to the benefit of the Bank, its successors and assigns.


   (c) This Note shall be governed and construed under the laws of the Commonwealth of Massachusetts.

   (d) If any provision of this Note shall to any extent be held invalid or unenforceable, then only such provision shall be denied ineffective and the remainder of this Note shall not be affected.


    IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as a sealed instrument.

WITNESS:                                         WELLMAN, INC.


/s/ Claudia Schwinn 12/20/94                     /s/ Audrey Goodman
                                                 Name: Audrey Goodman
                                                 Title: Assistant Treasurer
                                                        Wellman, Inc.